Exhibit 16.1

August 23, 2018

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Nobility Homes, Inc. (the Company) and on January 26, 2018, we reported on the consolidated financial statements of the Company as of and for the years ended November 4, 2017 and November 5, 2016. On August 20, 2018, we were dismissed as the Company’s independent registered public accounting firm.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated August 23, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with (i) the Company’s statement that the Audit Committee of the Board of Directors engaged Dazkal Bolton LLP (Dazkal) as the Company’s independent registered public accounting firm, (ii) the Company’s statement that Dazkal was not consulted regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements and (iii) the Company’s statement that Dazkal did not provide any written reports or oral advice considered by the Company in reaching a decision as to the accounting, auditing or financial reporting or any of the matters or events set forth in Item 304 of Regulation S-K.

Very truly yours,

WithumSmith+Brown, PC

Orlando, Florida